SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

January 31, 2005

BOUNDLESS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-17977	13-3469637
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

50 Engineers Lane, Farmingdale, New York 11735

Address of principal executive offices

Registrant’s telephone number: (631) 962-1500

100 Marcus Blvd, Hauppauge, New York 11788

(Former Name or Former Address, if Changed Since Last Report)

Item 2.03:          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As of January 31, 2005, we entered into an agreement with our secured lender Valtec Capital, LLC, as assignee of Valtec Capital Corporation, a Nevada corporation (the “Prior Lender”) to terminate our debtor-in-possession (“DIP”) financing and to release their liens on our personal property. At the same time, we entered into another secured DIP financing agreement (the “EGC Agreement”) with Entrepreneur Growth Capital, LLC (“EGC”) pursuant to which EGC was granted a lien on all of our personal property. As used herein, “we”, “us” or “our” refers to Boundless Corporation and its subsidiaries collectively, or each such entity individually, as may be appropriate in accordance with the transaction documents filed as exhibits to this report.

In general, the EGC Agreement permits us to borrow up to 80% of our eligible accounts receivable. Under the EGC Agreement, the annual interest rate is 6% above the prime rate announced by Citibank, N.A. and we are required to pay a monthly service fee equal to three quarters of one percent (0.75%) of the face value of invoices assigned to EGC for the preceding month. The EGC Agreement requires us to pay minimum monthly interest of $7,500 even though our actual borrowings may result in a lesser interest charge. We are responsible for certain fees and fees for early termination of the facility. The maximum availability under the EGC Agreement is $1,000,000 and the term is one year.

In return for termination of the prior DIP financing we also agreed to pay the Prior Lenders a total of $100,000 for legal fees they incurred during our bankruptcy period. This amount is payable to the Prior Lenders on the date that our Plan of Reorganization becomes effective.

Item 9.01 Exhibits

(c) Exhibits

Exhibit Nos.

12.1	Letter Agreement, dated January 27, 2005, from Entrepreneur Growth Capital LLC to Boundless Corporation and its subsidiaries.
12.2	Loan and Security Agreement, dated January 27, 2005, by and among Entrepreneur Growth Capital LLC and Boundless Corporation and its subsidiaries.
12.3	Corporate Guaranty of All Liability with Collateral, dated January 27, 2005, by Boundless Corporation and its subsidiaries in favor of Entrepreneur Growth Capital LLC.
12.4	Certificate of Corporate Resolutions, dated January 27, 2005, of Boundless Corporation, Boundless Acquisition Corp., Boundless Technologies, Inc., and Boundless Manufacturing Services, Inc.

Exhibit Nos.
12.5	Intercreditor and Subordination Agreement, dated January 27, 2005, by and between Vision Technologies, Inc. and Entrepreneur Growth Capital.

The Company hereby agrees to provide to the Commission upon request any omitted schedules or exhibits to the documents listed in this Item 7.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2005

BOUNDLESS CORPORATION

By: /s/ Joseph Gardner

Name:	Joseph Gardner
Title:	Chief Financial Officer